CONTACTS:	Investors	Media
	Jacquie Ross	Amy Flood
	(650) 574-3000	(650) 522-5643
For Immediate Release
GILEAD SCIENCES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS
Fourth Quarter 2020 Year-Over-Year:
- Product Sales increased 26% to $7.3 billion, primarily due to Veklury® (remdesivir) -
- Diluted EPS of $1.23; Non-GAAP Diluted EPS of $2.19 -
Full Year 2020 Year-Over-Year:
- Product Sales increased 10% to $24.4 billion, primarily due to Veklury -
- Diluted EPS of $0.10; Non-GAAP Diluted EPS of $7.09 -
- Returned $5.0 billion of cash to shareholders through dividends and share repurchases -
Full Year 2021 Guidance:
- Product Sales including Veklury of $23.7 billion to $25.1 billion -
- Operating expenses flat to low single-digit percentage decline -
- Non-GAAP Diluted EPS of $6.75 to $7.45 -
Foster City, CA, February 4, 2021 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year 2020.
“Gilead continues to play a central role in the pandemic, with Veklury now treating one in two hospitalized patients in the United States. At the same time, we continue to meet the needs of people living with HIV, cancer, viral hepatitis and other conditions,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead Sciences. “As we head into 2021, we have many additional opportunities to help patients, especially in oncology where Trodelvy, for example has the potential to treat a broad range of cancer types. These new opportunities, together with our continued leadership in antivirals put Gilead on a clear path to growth.”
Financial Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages, per share amounts)	2020	2019	Change	2020	2019	Change
Product sales excluding Veklury sales	$5,390	$5,796	(7)%	$21,544	$22,119	(3)%
Veklury sales	1,938	—	NM	2,811	—	NM
Total product sales	$7,328	$5,796	26%	$24,355	$22,119	10%
Royalty, contract and other revenues	93	83	12%	334	330	1%
Total revenues	$7,421	$5,879	26%	$24,689	$22,449	10%

Net income attributable to Gilead	$1,551	$2,696	(42)%	$123	$5,386	(98)%
Non-GAAP net income attributable to Gilead(1)	$2,762	$1,400	97%	$8,958	$7,828	14%

Diluted EPS	$1.23	$2.12	(42)%	$0.10	$4.22	(98)%
Non-GAAP diluted EPS(1)	$2.19	$1.10	99%	$7.09	$6.13	16%
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NM - Not Meaningful
(1) Beginning in 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 13 - 14.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone (650) 574-3000 facsimile (650) 578-9264

February 4, 2021	2

Total revenues for the fourth quarter and full year 2020 increased 26% and 10%, respectively, compared to the same periods in 2019, primarily due to the launch of Veklury in 2020.
•Product sales excluding Veklury sales for the fourth quarter and full year 2020 decreased 7% and 3%, respectively, compared to the same periods in 2019, due to the continued effects of COVID-19 on Gilead’s HIV and hepatitis C virus (“HCV”) franchises, as well as the expected decline in sales of Truvada® (emtricitabine (“FTC”) and tenofovir disoproxil fumarate (“TDF”))-based products due to the loss of exclusivity of Truvada and Atripla® (efavirenz 600 mg/emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) in the United States in October 2020. See further discussion below.
•Veklury sales were $1.9 billion and $2.8 billion, for the fourth quarter and full year 2020, respectively, reflecting higher hospitalization and treatment rates due to the most recent COVID-19 surge.
Diluted EPS decreased 42% to $1.23 for the fourth quarter 2020, and 98% to $0.10 for the full year 2020, compared to the same periods in 2019, primarily due to changes in the fair value of Gilead’s equity investments in Galapagos NV (“Galapagos”), a 2019 discrete tax benefit related to intra-entity transfers and higher acquisition-related expenses. Full year 2020 was also impacted by higher acquired in-process research and development (“IPR&D”) expenses.
Non-GAAP diluted EPS increased 99% to $2.19 for the fourth quarter 2020, and 16% to $7.09 for the full year 2020, compared to the same periods in 2019, primarily due to higher non-GAAP operating income driven by growth in product sales and improved gross margin, partially offset by higher research and development (“R&D”) investments and other operating expenses.
The following tables summarize significant items that affected the comparability of net income attributable to Gilead and diluted EPS for the periods presented:

	Three Months Ended December 31,
	2020		2019
	Net Income Impact	Diluted EPS Impact	Net Income Impact	Diluted EPS Impact
(In millions, except per share amounts, net of tax)	unfavorable/(favorable)	unfavorable/(favorable)	unfavorable/(favorable)	unfavorable/(favorable)
Write-downs for excess inventory(1)	$—	$—	$500	$0.39
Acquired IPR&D expenses(2)(6)	50	0.04	623	0.49
Losses (gains) from equity securities, net(3)(6)	628	0.50	(921)	(0.72)
Acquisition-related – other costs(4)(6)	286	0.23	—	—
Discrete tax benefit related to intra-entity transfers(5)(6)	—	—	(1,240)	(0.97)
Total	$964	$0.77	$(1,038)	$(0.81)

	Twelve Months Ended December 31,
	2020		2019
	Net Income Impact	Diluted EPS Impact	Net Income Impact	Diluted EPS Impact
(In millions, except per share amounts, net of tax)	unfavorable/(favorable)	unfavorable/(favorable)	unfavorable/(favorable)	unfavorable/(favorable)
Write-downs for excess inventory(1)	$—	$—	$544	$0.43
Acquired IPR&D expenses(2)(6)	5,672	4.49	3,917	3.07
Losses (gains) from equity securities, net(3)(6)	1,718	1.36	(1,241)	(0.97)
Acquisition-related – other costs(4)(6)	445	0.35	—	—
Discrete tax benefit related to intra-entity transfers(5)(6)	—	—	(1,240)	(0.97)
Total	$7,835	$6.20	$1,980	$1.56
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(1) Represents charges recorded to write down slow moving and excess raw material and work in process inventory primarily in the fourth quarter 2019.
(2) Full year 2020 primarily reflects charges related to Gilead’s acquisition of Forty Seven, Inc. (“Forty Seven”) as well as collaborations and other investments Gilead entered into during the year. Fourth quarter 2019 includes a pre-tax $800 million impairment charge related to assets obtained in Gilead’s Kite Pharma Inc. (“Kite”) acquisition. Full year 2019 includes $3.9 billion in upfront charges related to Gilead’s global research and development collaboration agreement with Galapagos.
(3) Primarily represents unrealized losses (gains) from changes in the fair value of Gilead’s equity investments in Galapagos for the periods represented.
(4) Primarily represents accelerated stock-based compensation expenses recorded in Cost of goods sold, R&D expenses and Selling, general and administrative (“SG&A”) expenses from the second quarter 2020 Forty Seven acquisition and the fourth quarter 2020 Immunomedics, Inc. (“Immunomedics”) acquisition.
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February 4, 2021	3

(5) Represents net favorable tax effects of intra-entity intangible asset transfers to different tax jurisdictions during the fourth quarter 2019.
(6) These amounts were excluded from non-GAAP net income and non-GAAP diluted EPS. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 13 - 14.
Product Sales

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
HIV products	$4,257	$4,577	(7)%	$16,938	$16,438	3%
HCV products	423	630	(33)%	2,064	2,936	(30)%
Veklury	1,938	—	NM	2,811	—	NM
Cell therapy products	163	122	34%	607	456	33%
Trodelvy(1)	49	—	NM	49	—	NM
Other products	498	467	7%	1,886	2,289	(18)%
Total product sales	$7,328	$5,796	26%	$24,355	$22,119	10%
________________________________
NM - Not Meaningful
(1) Trodelvy® (sacituzumab govitecan-hziy 180 mg) sales for the fourth quarter and full year 2020, including the period prior to the completion of Gilead’s acquisition of Immunomedics, were $64 million and $137 million, respectively.
Total product sales increased 26% to $7.3 billion for the fourth quarter 2020, and 10% to $24.4 billion for the full year 2020, respectively, compared to the same periods in 2019, primarily due to the launch of Veklury in 2020.
Product sales excluding Veklury sales decreased 7% and 3% for the fourth quarter and full year 2020, respectively, compared to the same periods in 2019, primarily due to the following:
•Lower HCV sales volume due to the impact of the COVID-19 pandemic as described below; and
•Expected decline in sales of Truvada-based products due to the loss of exclusivity of Truvada and Atripla in the United States in October 2020.
•The decreases were partially offset by:
◦Continued patient uptake of Biktarvy® (bictegravir 50 mg/emtricitabine 200 mg/tenofovir alafenamide 25 mg); and
◦Growth of Descovy® (emtricitabine 200 mg/tenofovir alafenamide 25 mg) for pre-exposure prophylaxis (“PrEP”) PrEP® (“Descovy for PrEP”).
•The full year 2020 decrease was also due to the expected decline in sales of Letairis® (ambrisentan 5 mg and 10 mg) and Ranexa® (ranolazine 500 mg and 1000 mg) after generic entries in the first half of 2019.
Product sales for the fourth quarter 2020 were $5.3 billion in the United States, $1.4 billion in Europe and $656 million in other international locations. Product sales for the fourth quarter 2019 were $4.5 billion in the United States, $840 million in Europe and $440 million in other international locations. For 2020, product sales were $18.1 billion in the United States, $3.9 billion in Europe and $2.3 billion in other international locations. For 2019, product sales were $16.6 billion in the United States, $3.6 billion in Europe and $2.0 billion in other international locations.
HIV product sales decreased 7% to $4.3 billion for the fourth quarter 2020, and increased 3% to $16.9 billion for the full year 2020, compared to the same periods in 2019.
HIV product sales for the fourth quarter 2020 decreased primarily due to the following:
•Lower sales volume of Truvada (FTC/TDF)-based products driven by the loss of exclusivity of Truvada and Atripla in the United States in October 2020, partially offset by the continued patient uptake of Biktarvy and growth of Descovy for PrEP; and
•Lower average net selling price driven by the effects of:
◦Unfavorable payer mix primarily due to higher public health service utilization; and
◦Product mix due to the loss of exclusivity of Truvada in the United States.
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February 4, 2021	4

HIV products sales for the full year 2020 increased primarily due to the following:
•Continued patient uptake of Biktarvy and growth of Descovy for PrEP.
•The increase was partially offset by:
◦Lower sales volume of Truvada (FTC/TDF)-based products driven by the loss of exclusivity of Truvada and Atripla in the United States in October 2020 and the COVID-19 pandemic impact on Gilead’s HIV franchise; and
◦Lower average net selling price driven by unfavorable payer mix primarily due to higher public health service utilization.
HCV product sales decreased 33% to $423 million for the fourth quarter 2020, and 30% to $2.1 billion for the full year 2020, compared to the same periods in 2019. The decreases were primarily due to the following:
•Lower sales volume driven by lower patient starts in the United States and Europe due to the COVID-19 pandemic; and
•Lower average net selling price reflecting higher sales return reserves and discounts.
Veklury sales contributed $1.9 billion and $2.8 billion in sales for the fourth quarter and full year 2020, respectively, primarily in the United States and Europe, with the fourth quarter volumes particularly reflecting higher hospitalization and treatment rates due to the most recent COVID-19 surge.
Cell therapy product sales, which include Yescarta® (axicabtagene ciloleucel) and TecartusTM (brexucabtagene autoleucel), increased 34% to $163 million for the fourth quarter 2020, and 33% to $607 million for the full year 2020, compared to the same periods in 2019. The increases were primarily driven by the continued uptake of Yescarta in Europe and the third quarter 2020 product launch of Tecartus in the United States.
Trodelvy sales generated $49 million in sales in the United States, following the acquisition by Gilead of Immunomedics on October 23, 2020.
Other product sales, which include Vemlidy® (tenofovir alafenamide 25 mg), Viread® (tenofovir disoproxil fumarate 300 mg), Letairis, Ranexa, Zydelig® (idelalisib 150 mg), AmBisome® (amphotericin b liposome for injection 50 mg/vial), Cayston® (aztreonam for inhalation solution 75 mg/vial) and Jyseleca® (filgotinib), increased 7% to $498 million for the fourth quarter 2020, compared to the same period in 2019, primarily due to higher sales volume of Vemlidy in other international locations. Other product sales decreased 18% to $1.9 billion for the full year 2020, compared to the same period in 2019, primarily due to the expected declines in sales of Letairis and Ranexa after generic entries in the first half of 2019, partially offset by higher sales volume of Vemlidy in other international locations.
Cost of Goods Sold and Product Gross Margin
Cost of Goods Sold

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
Cost of goods sold	$1,398	$1,683	(17)%	$4,572	$4,675	(2)%
Non-GAAP cost of goods sold	$918	$1,417	(35)%	$3,294	$3,587	(8)%
•Cost of goods sold and non-GAAP cost of goods sold for the fourth quarter and full year 2020 decreased, compared to the same periods in 2019, primarily due to the $500 million charge recorded in the fourth quarter 2019 to write down inventory, which was driven by lower long-term demand for Gilead’s HCV products.
•The decrease for the full year 2020 was partially offset by higher manufacturing ramp-up expenses related to Veklury as a treatment for COVID-19. As previously disclosed, Gilead implemented process refinements and expanded its production capacity of Veklury to ensure the broader supply for patients during 2020.
•Cost of goods sold for the fourth quarter 2020, compared to the same period in 2019, included higher acquisition-related expenses from amortization of intangible assets, inventory step-up charges and accelerated stock-based compensation expenses related to the Immunomedics acquisition.
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February 4, 2021	5

Product Gross Margin

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Product gross margin	80.9%	71.0%	990 bps	81.2%	78.9%	230 bps
Non-GAAP product gross margin	87.5%	75.6%	1190 bps	86.5%	83.8%	270 bps
•Product gross margin and non-GAAP product gross margin for the fourth quarter and full year 2020 improved year-over-year due to the fourth quarter 2019 inventory write-down described above.
Operating Expenses
R&D

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
R&D expenses(1)	$1,578	$1,099	44%	$5,039	$4,055	24%
Non-GAAP R&D expenses(1)	$1,512	$1,103	37%	$4,857	$4,059	20%
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(1) Beginning in the second quarter 2020, Acquired IPR&D expenses were reported separately from R&D expenses in Gilead’s Condensed Consolidated Statements of Income to provide additional information. The amounts for prior periods were reclassified to conform to the current period presentation. Acquired IPR&D expenses have been historically excluded from Gilead’s non-GAAP financial information.
•R&D expenses and non-GAAP R&D expenses for the fourth quarter 2020 increased, compared to the same period in 2019, primarily due to the charge recorded in the fourth quarter 2020, in connection with the agreement to amend the existing arrangement with Galapagos for the commercialization and development of Jyseleca of $190 million (€160 million), milestones of $70 million to Pionyr Immunotherapeutics, Inc. (“Pionyr”), and Trodelvy and other pipeline investments.
•In addition to the drivers described above, R&D expenses and non-GAAP R&D expenses for the full year 2020 increased year-over-year primarily due to:
◦Higher clinical trial expenses related to the investigation of remdesivir as a treatment for COVID-19 and higher investments in oncology programs, including magrolimab, an investigational anti-CD47 monoclonal antibody.
◦The increases were partially offset by lower clinical trial expenses from the completion of certain inflammation programs and lower costs as a result of Gilead’s pause or postponement of certain clinical trials due to the COVID-19 pandemic.
•R&D expenses for the fourth quarter and full year 2020 also increased due to accelerated stock-based compensation expenses of $58 million and $166 million, respectively, related to the fourth quarter 2020 Immunomedics acquisition and, for the full year 2020, the second quarter 2020 Forty Seven acquisition.
Acquired IPR&D

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
Acquired IPR&D expenses(1)	$64	$800	(92)%	$5,856	$5,051	16%
Non-GAAP Acquired IPR&D expenses(1)	$—	$—	—%	$—	$—	—%
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(1) Beginning in the second quarter 2020, Acquired IPR&D expenses were reported separately from R&D expenses in Gilead’s Condensed Consolidated Statements of Income to provide additional information. The amounts for prior periods were reclassified to conform to the current period presentation. Acquired IPR&D expenses have been historically excluded from Gilead’s non-GAAP financial information.
•Acquired IPR&D expenses of $5.9 billion for the full year 2020 were primarily related to Gilead’s acquisition of Forty Seven as well as collaborations and other investments Gilead entered into during the year, separately with Arcus Biosciences, Inc., Pionyr, Tango Therapeutics, Inc., Tizona Therapeutics, Inc. and Jounce Therapeutics, Inc.
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•Acquired IPR&D expenses for the fourth quarter 2019 were related to the $800 million impairment charge from assets obtained in Gilead’s Kite acquisition. Full year 2019 included $3.9 billion in upfront charges related to Gilead’s global research and development collaboration agreement with Galapagos.
SG&A

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
SG&A expenses	$1,730	$1,204	44%	$5,151	$4,381	18%
Non-GAAP SG&A expenses	$1,499	$1,204	25%	$4,834	$4,375	10%
•SG&A expenses and non-GAAP SG&A expenses for the fourth quarter 2020 increased, compared to the same period in 2019, primarily due to expenses related to additional funds allocated to corporate grants, including non-profit grantees to support racial equity and social justice efforts, the timing of marketing expenses related to Biktarvy, and commercialization efforts for Veklury and Trodelvy.
•SG&A expenses and non-GAAP SG&A expenses for the full year 2020 increased year-over-year, primarily due to a $97 million charge related to a previously disclosed legal settlement, increased corporate grants, higher costs associated with the commercialization efforts for Veklury, marketing expenses related to Biktarvy and donations of remdesivir.
•SG&A expenses for the fourth quarter and full year 2020 also increased due to accelerated stock-based compensation expenses of $168 million and $204 million, respectively, related to the fourth quarter 2020 Immunomedics acquisition and, for the full year 2020, the second quarter 2020 Forty Seven acquisition.
•The increases were partially offset by lower travel and other spend due to the COVID-19 pandemic.
Other Income (Expense), Net and Interest Expense

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2020	2019	Change	2020	2019	Change
Other income (expense), net	$(570)	$1,051	NM	$(1,418)	$1,868	NM
Non-GAAP other income (expense), net	$46	$122	(62)%	$249	$627	(60)%
Interest expense	$(267)	$(243)	10%	$(984)	$(995)	(1)%
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NM - Not Meaningful
•The unrealized losses primarily relating to Gilead’s investments in Galapagos unfavorably impacted Other income (expense), net for the fourth quarter and full year 2020, compared to unrealized gains in the prior year periods.
•Interest expense for the fourth quarter 2020 increased primarily due to the senior unsecured notes issued in September 2020 and $1.0 billion borrowed under a three-year term loan facility related to the Immunomedics acquisition.
Effective Tax Rate
The effective tax rate (“ETR”) and non-GAAP ETR for the fourth quarter 2020 were 14.9% and 15.8%, respectively, compared to (41.5)% and 31.5% for the same period in 2019. The year-over-year increase in ETR was primarily due to a $1.2 billion discrete tax benefit related to intra-entity intangible asset transfers to different tax jurisdictions recorded in the fourth quarter 2019. The year-over-year decrease in non-GAAP ETR was primarily due to a $114 million discrete tax expense related to the Altera Corp. v. Commissioner ruling recorded in the fourth quarter 2019. The ETR and non-GAAP ETR for the fourth quarter 2020 reflected $76 million of discrete tax benefits related to settlements with taxing authorities.

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The ETR and non-GAAP ETR for the full year 2020 were 94.7% and 18.6%, respectively, compared to (4.0)% and 22.4% for the same period in 2019. The increase in ETR was primarily due to the above-mentioned unrealized losses on Gilead’s equity investments in Galapagos and certain acquired IPR&D charges in 2020 that were non-deductible for income tax purposes. In addition, the ETR for the full year 2019 included the $1.2 billion discrete tax benefit described above. The ETR and non-GAAP ETR for the full year 2020 reflected $167 million of discrete tax benefits related to settlements with taxing authorities.
Cash, Cash Equivalents and Marketable Debt Securities
As of December 31, 2020, Gilead had $7.9 billion of cash, cash equivalents and marketable debt securities compared to $25.8 billion as of December 31, 2019. During 2020, Gilead generated $8.2 billion in operating cash flow, issued senior unsecured notes in an aggregate principal amount of $7.25 billion, borrowed an aggregate principal amount of $1.0 billion under a three-year term loan facility, utilized $25.7 billion on acquisitions, net of cash acquired (including IPR&D), repaid $2.5 billion of principal amount of debt, paid cash dividends of $3.4 billion and utilized $1.6 billion on share repurchases.
Gilead may choose to repay certain of its long-term debt obligations prior to maturity dates based on its assessment of current and long-term liquidity and capital requirements.
Full Year 2021 Guidance
Gilead is providing full year 2021 guidance below. Veklury sales are subject to significant volatility and uncertainty due to a highly dynamic and complex global health environment, which continues to evolve. As a result, Gilead believes providing its full year 2021 guidance excluding Veklury sales is useful for investors, when considered in conjunction with its GAAP financial information.

(In millions, except percentages and per share amounts)	February 4, 2021
Product sales excluding Veklury sales(1)	$21,700 - $22,100
Veklury sales	2,000 - 3,000
Total product sales	$23,700 - $25,100
Non-GAAP
Product Gross Margin(1)	87% - 88%
R&D Expenses	Flat to low single-digit percentage decline
SG&A Expenses	Flat to low single-digit percentage decline
Operating Income(1)	$11,500 - $12,900
Effective Tax Rate(1)	~ 21%
Diluted EPS(1)	$6.75 - $7.45
GAAP Diluted EPS	$5.25 - $5.95
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(1) A reconciliation between GAAP and non-GAAP financial information for the 2021 guidance is provided in the table on page 15.
The financial guidance excludes the effects of any potential future strategic acquisitions, collaborations and investments, the exercise of opt-ins or options related to collaboration programs where Gilead has such rights with its collaboration partners, and any other transactions or items that have not yet been identified or quantified. This guidance is subject to a number of risks and uncertainties. See Forward-Looking Statements described in the section below.

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February 4, 2021	8

Outlook
The COVID-19 pandemic continues to impact Gilead’s business and broader market dynamics, including HCV and HIV market volume. Gilead expects a gradual recovery in underlying market dynamics starting the second quarter 2021. Gilead expects that its HIV treatment business will continue to remain largely unaffected and that patients with HCV will begin to initiate treatment by the second quarter 2021. Truvada and Atripla sales are expected to continue to decline in the first quarter 2021 and beyond as multiple generics are expected to enter the market starting in the second quarter 2021. Biktarvy, Trodelvy, Vemlidy and cell therapy are expected to be key growth drivers in 2021 absorbing the full year impact of Truvada and Atripla loss of exclusivity in the United States. The acquisition of Immunomedics will immediately contribute to Gilead’s revenue growth and is expected to be neutral to accretive to Gilead’s non-GAAP EPS in 2023 and significantly accretive thereafter. Gilead is well positioned to drive its future growth potential through its renewed pipeline in oncology. Gilead’s capital allocation priorities remain unchanged and will continue to prioritize investment in its business and R&D pipeline and maintain a focus on disciplined expense management. The fundamentals of Gilead’s business and long-term outlook remain strong.
Key Product, Pipeline and Corporate Updates(1)

Category	Therapeutic Area and Description

Regulatory Approval & Submission	Oncology
•European Commission granted conditional marketing authorization for Tecartus for the treatment of adult patients with relapsed or refractory mantle cell lymphoma in December 2020.

•Gilead submitted a supplemental Biologics License Application to U.S. Food and Drug Administration (“FDA”) for approval of Trodelvy as a treatment for adult patients with metastatic triple-negative breast cancer (“mTNBC”) based on the overall efficacy and safety results in the Phase 3 ASCENT trial.

Inflammatory Diseases

•European Medicines Agency (“EMA”) validated and is reviewing the application of Gilead and Galapagos for a new indication to the approved license for filgotinib 200mg. The proposed indication is for the treatment of adults with moderately to severely active ulcerative colitis (“UC”).

Clinical Trials & Data Presentations	Viral Diseases

•Gilead presented results from the Phase 2/3 CAPELLA trial evaluating lenacapavir, an investigational, long-acting HIV-1 capsid inhibitor, in heavily treatment-experienced people with multidrug resistant HIV-1 infection.

Oncology

•Gilead and Kite presented new data including results from:
◦ZUMA-12 trial, a Phase 2 study evaluating Yescarta in patients with high-risk large B-cell lymphoma;
◦ZUMA-5 trial, a Phase 2 study evaluating Yescarta in adult patients with relapsed or refractory indolent non-Hodgkin lymphoma;
◦ZUMA-1 trial, a study evaluating Yescarta in adult patients with refractory LBCL;
◦ZUMA-2 trial, a study evaluating Tecartus in adult patients with relapsed or refractory mantle cell lymphoma; and
◦A Phase 1b trial evaluating magrolimab, in combination with azacitidine in previously untreated acute myeloid leukemia patients.

Inflammatory Diseases

•Gilead and Novo Nordisk A/S presented results from a Phase 2 proof-of-concept trial evaluating combinations of Novo Nordisk’s semaglutide with Gilead’s investigational FXR agonist cilofexor and/or Gilead’s investigational ACC inhibitor firsocostat in people with non-alcoholic steatohepatitis.

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February 4, 2021	9

Corporate Development	Viral Diseases

•Gilead entered into a definitive agreement to acquire MYR GmbH for approximately €1.2 billion in cash payable upon closing of the transaction, plus a potential future milestone payment of up to €300 million.
◦Upon closing, the acquisition will provide Gilead with Hepcludex™ (bulevirtide), which was conditionally approved by the EMA for the treatment for chronic hepatitis delta virus in July 2020.

•Gilead and Vir Biotechnology, Inc. established clinical collaboration related to hepatitis B virus in January 2021.
•Gilead and Gritstone Oncology, Inc. announced that the companies have entered into a collaboration, option and license agreement related to a curative treatment for HIV in February 2021.
Inflammatory Diseases

•Gilead and Galapagos agreed to amend the existing arrangement for the commercialization and development of Jyseleca.
◦Gilead will not pursue FDA approval for Jyseleca for Rheumatoid Arthritis (“RA”) in the United States.
◦Galapagos will assume sole responsibility in Europe for Jyseleca for RA, UC and future indications; Gilead will receive royalties on European sales starting in 2024.
◦Galapagos will assume responsibility for majority of ongoing clinical trials.
◦Gilead will pay Galapagos €160 million to support ongoing development and accelerated commercial buildout in the European Union.

Other	•Board Appointment: Jeffrey A. Bluestone, Ph.D., the President and Chief Executive Officer of Sonoma Biotherapeutics, joined Gilead’s Board of Directors.

•Community Support: Launch of Racial Equity Community Impact Fund to initially provide $10 million in grants to 20 organizations working in community advocacy and mobilization, social justice and educational innovation.

________________________________
(1) Gilead announced and discussed these updates in further detail in press releases available in the Investors section of Gilead’s website at http://investors.gilead.com/press-releases. Additional information can be found in the disclosures of Gilead filed with the U.S. Securities and Exchange Commission (the “SEC”), including its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as applicable. Readers are also encouraged to review all other press releases available in the Investor’s section of Gilead’s website mentioned above.

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February 4, 2021	10

Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information excludes acquisition-related expenses including amortization of acquired intangible assets and inventory step-up charges in Cost of goods sold, acquired IPR&D expenses, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines. Acquired IPR&D expenses reflect IPR&D impairments as well as the initial costs of externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use, including upfront payments related to various collaborations and the initial costs of rights to IPR&D projects. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the tables on pages 13 - 15.
Conference Call
At 4:30 p.m. Eastern Time, Gilead’s management will host a conference call to discuss the company’s fourth quarter 2020 financial results and will provide a business update. The live webcast of the call can be accessed at Gilead’s Investors page at http://investors.gilead.com. Please connect to the website at least 15 minutes prior to the start of the call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 877-359-9508 (U.S.) or 224-357-2393 (international) and dial the conference ID 3316988 to access the call. Telephone replay will be available approximately two hours after the call through 8:00 p.m. Eastern Time, February 6, 2021. To access the replay, please call 855-859-2056 (U.S.) or 404-537-3406 (international) and dial the conference ID 3316988. The webcast will be archived on www.gilead.com for one year.
About Gilead Sciences
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the risks and uncertainties related to the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the risks and uncertainties related to the development, manufacturing and distribution of Veklury as a treatment for COVID-19, including the uncertainty of the amount and timing of future Veklury sales and the risk that Gilead may be unable to recoup the expenses incurred to date and future expenses related to the development and production of Veklury, and Gilead may be unable to effectively manage the global supply and distribution of Veklury; Gilead’s ability to achieve its anticipated full year 2021 financial results, including as a result of potential adverse revenue impacts from COVID-19, increases in R&D expenses and potential revenues from Veklury; Gilead’s ability to make progress on any of its long-term ambitions laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its antiviral and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including the acquisition of Immunomedics and, upon closing, MYR GmbH; Gilead’s ability to complete the MYR GmbH
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February 4, 2021	11

acquisition in a timely manner or at all; Gilead’s ability to initiate, progress or complete clinical trials within currently anticipated timeframes; the possibility of unfavorable results from ongoing and additional clinical trials involving Tecartus, Trodelvy and Yescarta; the risk that safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including cilofexor, fircostat, filgotinib, lenacapavir and magrolimab, or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, including FDA approval of Trodelvy for treatment of adult patients with mTNBC and EMA approval of filgotinib for treatment of adults with moderately to severely active UC and the risk that any such approvals may be subject to signification limitations on use; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products; the risk that private and public payers may be reluctant to provide, or continue to provide, coverage or reimbursement for new products; the risk that efforts to control prescription drug prices could have a material adverse effect on Gilead’s business; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products; and other risks identified from time to time in Gilead’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter and the year ended December 31, 2020 are not necessarily indicative of operating results for any future periods. Gilead directs readers to its press releases, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and other subsequent disclosure documents filed with the SEC. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUSTM, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®.
This report also refers to trademarks, service marks and trade names of other companies.
For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).
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February 4, 2021	12

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2020	2019	2020	2019
Revenues:
Product sales	$7,328	$5,796	$24,355	$22,119
Royalty, contract and other revenues	93	83	334	330
Total revenues	7,421	5,879	24,689	22,449
Costs and expenses:
Cost of goods sold	1,398	1,683	4,572	4,675
Research and development expenses	1,578	1,099	5,039	4,055
Acquired in-process research and development expenses	64	800	5,856	5,051
Selling, general and administrative expenses	1,730	1,204	5,151	4,381
Total costs and expenses	4,770	4,786	20,618	18,162
Income from operations	2,651	1,093	4,071	4,287
Interest expense	(267)	(243)	(984)	(995)
Other income (expense), net	(570)	1,051	(1,418)	1,868
Income before income taxes	1,814	1,901	1,669	5,160
Income tax expense (benefit)	270	(788)	1,580	(204)
Net income	1,544	2,689	89	5,364
Net loss attributable to noncontrolling interest	(7)	(7)	(34)	(22)
Net income attributable to Gilead	$1,551	$2,696	$123	$5,386

Net income per share attributable to Gilead common stockholders - basic	$1.24	$2.13	$0.10	$4.24
Shares used in per share calculation - basic	1,255	1,266	1,257	1,270
Net income per share attributable to Gilead common stockholders - diluted	$1.23	$2.12	$0.10	$4.22
Shares used in per share calculation - diluted	1,259	1,273	1,263	1,277
Cash dividends declared per share	$0.68	$0.63	$2.72	$2.52

February 4, 2021	13

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,398	$1,683	$4,572	$4,675
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	(417)	(266)	(1,215)	(1,088)
Acquisition-related – other costs(4)	(63)	—	(63)	—
Non-GAAP cost of goods sold	$918	$1,417	$3,294	$3,587

Product gross margin reconciliation:
GAAP product gross margin	80.9%	71.0%	81.2%	78.9%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	5.7%	4.6%	5.0%	4.9%
Acquisition-related – other costs(4)	0.9%	—%	0.3%	—%
Non-GAAP product gross margin(6)	87.5%	75.6%	86.5%	83.8%

Research and development expenses reconciliation:
GAAP research and development expenses(2)	$1,578	$1,099	$5,039	$4,055
Acquisition-related – other costs(4)	(66)	—	(182)	—
Other(5)	—	4	—	4
Non-GAAP research and development expenses	$1,512	$1,103	$4,857	$4,059

Acquired IPR&D expenses reconciliation(2) :
GAAP acquired IPR&D expenses	$64	$800	$5,856	$5,051
Acquired IPR&D expenses(2)	(64)	(800)	(5,856)	(5,051)
Non-GAAP acquired IPR&D expenses	$—	$—	$—	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,730	$1,204	$5,151	$4,381
Acquisition-related – other costs(4)	(230)	—	(319)	—
Other(5)	(1)	—	2	(6)
Non-GAAP selling, general and administrative expenses	$1,499	$1,204	$4,834	$4,375

Operating margin reconciliation:
GAAP operating margin	35.7%	18.6%	16.5%	19.1%
Acquired IPR&D expenses(2)	0.9%	13.6%	23.7%	22.5%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	5.6%	4.5%	4.9%	4.8%
Acquisition-related – other costs(4)	4.8%	—%	2.3%	—%
Other(5)	—%	(0.1)%	—%	—%
Non-GAAP operating margin(6)	47.1%	36.7%	47.4%	46.6%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$(570)	$1,051	$(1,418)	$1,868
Losses (gains) from equity securities, net	616	(929)	1,667	(1,241)
Non-GAAP other income (expense), net	$46	$122	$249	$627

Effective tax rate reconciliation:
GAAP effective tax rate	14.9%	(41.5)%	94.7%	(4.0)%
Income tax effect of above non-GAAP adjustments and discrete and related tax charges (benefits)	0.9%	73.0%	(76.1)%	26.4%
Non-GAAP effective tax rate(6)	15.8%	31.5%	18.6%	22.4%

February 4, 2021	14

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1) - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2020	2019	2020	2019
Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$1,551	$2,696	$123	$5,386
Acquired IPR&D expenses(2)	50	623	5,672	3,917
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	329	247	1,002	1,006
Acquisition-related – other costs(4)	286	—	445	—
Losses (gains) from equity securities, net	628	(921)	1,718	(1,241)
Discrete and related tax benefit(3)	(82)	(1,240)	—	(1,240)
Other(5)	—	(5)	(2)	—
Non-GAAP net income attributable to Gilead	$2,762	$1,400	$8,958	$7,828

Diluted EPS reconciliation:
GAAP diluted EPS	$1.23	$2.12	$0.10	$4.22
Acquired IPR&D expenses(2)	0.04	0.49	4.49	3.07
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	0.26	0.19	0.79	0.79
Acquisition-related – other costs(4)	0.23	—	0.35	—
Losses (gains) from equity securities, net	0.50	(0.72)	1.36	(0.97)
Discrete and related tax benefit(3)	(0.07)	(0.97)	—	(0.97)
Non-GAAP diluted EPS(6)	$2.19	$1.10	$7.09	$6.13

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$480	$266	$1,278	$1,088
Research and development expenses adjustments	66	(4)	182	(4)
Acquired IPR&D expenses(2)	64	800	5,856	5,051
Selling, general and administrative expenses adjustments	231	—	317	6
Other income (expense), net adjustments	616	(929)	1,667	(1,241)
Total non-GAAP adjustments before tax	1,457	133	9,300	4,900
Income tax effect	(164)	(189)	(465)	(1,218)
Discrete and related tax benefit(3)	(82)	(1,240)	—	(1,240)
Total non-GAAP adjustments after tax	$1,211	$(1,296)	$8,835	$2,442
________________________________
(1) Beginning in the first quarter 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense.

(2) Beginning in the second quarter 2020, Acquired IPR&D expenses are presented separately from R&D expenses in Gilead’s Condensed Consolidated Statements of Income. The amounts for prior periods were reclassified to conform to the current period presentation. Acquired IPR&D expenses have been historically excluded from Gilead’s non-GAAP financial information.

(3) Amounts for 2019 represent a deferred tax benefit related to intangible assets that were transferred from a foreign subsidiary to Ireland and the United States.
(4) Includes primarily employee-related, including accelerated stock-based compensation, and other expenses associated with Gilead’s acquisitions of Immunomedics and Forty Seven.
(5) Amounts represent restructuring and/or other individually insignificant amounts.
(6) Amounts may not sum due to rounding differences.

February 4, 2021	15

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2021 FULL YEAR GUIDANCE(1)
(unaudited)

(in millions, except percentages and per share amounts)	Provided February 4, 2021
Projected product sales GAAP to non-GAAP reconciliation
GAAP projected product sales	$23,700 - $25,100
Less: Veklury sales	2,000 - 3,000
Non-GAAP projected product sales excluding Veklury sales	$21,700 - $22,100

Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	78% - 79%
Acquisition-related expenses	9%
Non-GAAP projected product gross margin	87% - 88%

Projected operating income GAAP to non-GAAP reconciliation:
GAAP projected operating income	$9,300 - $10,700
Acquisition-related and acquired IPR&D expenses	2,200
Non-GAAP projected operating income	$11,500 - $12,900

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 23%
Less: Amortization of deferred tax assets and tax rate effects of adjustments noted above	2%
Non-GAAP projected effective tax rate	~ 21%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS	$5.25 - $5.95
Acquisition-related, acquired IPR&D expenses and amortization of deferred tax assets	1.50
Non-GAAP projected diluted EPS	$6.75 - $7.45

________________________________
(1) The 2021 guidance non-GAAP financial information excludes acquisition-related expenses including amortization, acquired IPR&D expenses, other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines..

February 4, 2021	16

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
(in millions)	2020	2019
Assets
Cash, cash equivalents and marketable securities	$7,910	$25,840
Accounts receivable, net	4,892	3,582
Inventories	3,014	2,067
Property, plant and equipment, net	4,967	4,502
Intangible assets, net	33,126	13,786
Goodwill	8,108	4,117
Other assets	6,390	7,733
Total assets	$68,407	$61,627

Liabilities and Stockholders’ Equity
Current liabilities	$11,397	$9,759
Long-term liabilities	38,789	29,218
Stockholders’ equity(1)	18,221	22,650
Total liabilities and stockholders’ equity	$68,407	$61,627

________________________________
(1) As of December 31, 2020 and 2019, there were 1,254 and 1,266 shares of common stock issued and outstanding, respectively.

February 4, 2021	17

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019

HIV Products
Descovy (FTC/TAF) Based Products
Biktarvy – U.S.	$1,749	$1,357	$6,095	$4,225
Biktarvy – Europe	207	141	735	370
Biktarvy – Other International	115	72	429	143
	2,071	1,570	7,259	4,738

Descovy – U.S.	402	343	1,526	1,078
Descovy – Europe	41	55	197	255
Descovy – Other International	35	39	138	167
	478	437	1,861	1,500

Genvoya – U.S.	678	762	2,605	2,984
Genvoya – Europe	114	142	490	664
Genvoya – Other International	60	54	243	283
	852	958	3,338	3,931

Odefsey – U.S.	321	315	1,172	1,180
Odefsey – Europe	109	110	450	438
Odefsey – Other International	14	10	50	37
	444	435	1,672	1,655

Revenue share – Symtuza(1) – U.S.	87	84	331	249
Revenue share – Symtuza(1) – Europe	37	41	149	130
Revenue share – Symtuza(1) – Other International	2	—	8	—
	126	125	488	379

Total Descovy (FTC/TAF) Based Products – U.S.	3,237	2,861	11,729	9,716
Total Descovy (FTC/TAF) Based Products – Europe	508	489	2,021	1,857
Total Descovy (FTC/TAF) Based Products – Other International	226	175	868	630
	3,971	3,525	14,618	12,203

Truvada (FTC/TDF) Based Products
Atripla – U.S.	32	114	307	501
Atripla – Europe	4	8	21	60
Atripla – Other International	2	6	21	39
	38	128	349	600

Complera / Eviplera – U.S.	12	34	89	160
Complera / Eviplera – Europe	35	35	159	214
Complera / Eviplera – Other International	4	6	21	32
	51	75	269	406

Stribild – U.S.	25	60	125	268
Stribild – Europe	12	15	54	75
Stribild – Other International	5	(4)	17	26
	42	71	196	369

Truvada – U.S.	131	744	1,376	2,640
Truvada – Europe	7	13	27	101
Truvada – Other International	8	11	45	72
	146	768	1,448	2,813

Total Truvada (FTC/TDF) Based Products – U.S.	200	952	1,897	3,569
Total Truvada (FTC/TDF) Based Products – Europe	58	71	261	450
Total Truvada (FTC/TDF) Based Products – Other International	19	19	104	169
	277	1,042	2,262	4,188

February 4, 2021	18

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Other HIV(2) – U.S.	1	7	25	30
Other HIV(2) – Europe	1	2	5	5
Other HIV(2) – Other International	7	1	28	12
	9	10	58	47

Total HIV – U.S.	3,438	3,820	13,651	13,315
Total HIV – Europe	567	562	2,287	2,312
Total HIV – Other International	252	195	1,000	811
	4,257	4,577	16,938	16,438

HCV Products
Ledipasvir / Sofosbuvir(3) – U.S.	(21)	55	92	312
Ledipasvir / Sofosbuvir(3) – Europe	3	8	29	71
Ledipasvir / Sofosbuvir(3) – Other International	27	38	151	260
	9	101	272	643

Sofosbuvir / Velpatasvir(4) – U.S.	218	240	864	971
Sofosbuvir / Velpatasvir(4) – Europe	84	125	337	553
Sofosbuvir / Velpatasvir(4) – Other International	68	100	398	441
	370	465	1,599	1,965

Other HCV(5) – U.S.	32	42	132	182
Other HCV(5) – Europe	11	18	48	118
Other HCV(5) – Other International	1	4	13	28
	44	64	193	328

Total HCV – U.S.	229	337	1,088	1,465
Total HCV – Europe	98	151	414	742
Total HCV – Other International	96	142	562	729
	423	630	2,064	2,936

Veklury
Veklury – U.S.	1,241	—	2,026	—
Veklury – Europe	547	—	607	—
Veklury – Other International	150	—	178	—
	1,938	—	2,811	—

Cell Therapy Products
Tecartus – U.S.	29	—	34	—
Tecartus – Europe	5	—	10	—
Tecartus – Other International	—	—	—	—
	34	—	44	—

Yescarta – U.S.	79	98	362	373
Yescarta – Europe	47	24	191	83
Yescarta – Other International	3	—	10	—
	129	122	563	456

Total Cell Therapy – U.S.	108	98	396	373
Total Cell Therapy – Europe	52	24	201	83
Total Cell Therapy – Other International	3	—	10	—
	163	122	607	456

Trodelvy - U.S.(7)	49	—	49	—

February 4, 2021	19

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Other Products
AmBisome – U.S.	15	10	61	37
AmBisome – Europe	64	60	230	234
AmBisome – Other International	32	40	145	136
	111	110	436	407

Letairis – U.S.	73	96	314	618

Ranexa – U.S.	—	11	9	216

Vemlidy – U.S.	108	95	356	309
Vemlidy – Europe	7	6	29	21
Vemlidy – Other International	78	36	272	158
	193	137	657	488

Viread – U.S.	4	4	14	32
Viread – Europe	7	12	34	69
Viread – Other International	37	23	137	142
	48	39	185	243

Zydelig – U.S.	7	11	31	47
Zydelig – Europe	9	12	39	54
Zydelig – Other International	1	1	2	2
	17	24	72	103

Other(6) – U.S.	34	34	146	153
Other(6) – Europe	15	13	53	52
Other(6) – Other International	7	3	14	9
	56	50	213	214

Total Other – U.S.	241	261	931	1,412
Total Other – Europe	102	103	385	430
Total Other – Other International	155	103	570	447
	498	467	1,886	2,289

Total product sales – U.S.	5,306	4,516	18,141	16,565
Total product sales – Europe	1,366	840	3,894	3,567
Total product sales – Other International	656	440	2,320	1,987
	$7,328	$5,796	$24,355	$22,119
________________________________
(1) Represents Gilead’s revenue from cobicistat (C), emtricitabine (FTC) and tenofovir alafenamide (TAF) in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland UC.

(2) Includes Emtriva and Tybost.
(3) Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4) Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5) Includes Vosevi and Sovaldi. The period-over-period changes in Europe and Other International locations were primarily due to adjustments for statutory rebates related to sales of Sovaldi made in prior years.

(6) Includes Cayston, Hepsera and Jyseleca.
(7) Trodelvy sales for the fourth quarter and full year 2020, including the period prior to the completion of Gilead’s acquisition of Immunomedics, were $64 million and $137 million, respectively.